Exhibit 10.2
***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CLEAN CAPACITY ACCELERATOR AGREEMENT

This Clean Capacity Accelerator Agreement (this “Agreement”) is entered into as of March 12, 2026 (“Contract Date”) by and between DTE Electric Company, a Michigan corporation with offices at One Energy Plaza, 2101 WCB, Detroit, Michigan 48226 (“Company”), and Google LLC, a Delaware limited liability company with a principal address of [* * *] (“Customer”). Each of Company and Customer may be referred to herein individually as a “Party” or collectively as the “Parties.” Capitalized terms shall have the meaning set forth in Exhibit A.
RECITALS
WHEREAS:
(A)    Customer and Company have entered into: (i) that certain Amended and Restated Schedule Designation D11 Primary Supply Agreement (the “PSA”) dated as of the date hereof whereby Company has agreed to provide Electric Service to Customer’s data center facility (the “Facility”) located in Van Buren Township, Michigan (the “Data Center Location”), (ii) that certain Rider 12 Capacity Release Agreement dated as of the date hereof to assist Customer in managing its electricity usage patterns (the “Demand Response Agreement”), and that certain Line Extension Agreement dated as of the date hereof whereby Company will complete certain distribution system upgrades to serve Customer’s Facility (the “Line Extension Agreement”).
(B)    Customer desires to procure Clean capacity from or through Company and to deliver Zonal Resource Credits to Company to facilitate the receipt of Electric Service in accordance with the PSA within the accelerated timeframe requested by Customer.
(C)    On June 9, 2021, Company received approval from the Commission under the Partial Settlement Agreement in Docket No. U20713 & U-20851 (the “Settlement”), that allows for ahead-of-meter customer-requested offerings whereby a customer can contract to receive all the Renewable Energy Credits from a specified Renewable Energy Project.
(D)    Customer desires to procure RECs from the generation of one or more Renewable Energy Projects of up to 1,600 MW in aggregate consistent with the Settlement (collectively, the “Renewable Portfolio RECs”) from the project(s) described in the Renewable Portfolio.
(E)    Company desires to develop, procure, construct, own, lease, utilize and/or acquire Clean Capacity Projects and Renewable Energy Projects in MISO as necessary to provide (i) Electric Service and (ii) the Renewable Portfolio RECs to Customer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, Company and Customer agree as follows:

1.    Term
The term of this Agreement (the “Term”) shall commence upon the Contract Date, and shall continue, unless earlier terminated in accordance with this Agreement, until the twentieth (20th) anniversary of the “Commencement Date,” as such term is defined in the PSA.
2.    Conditions Precedent
2.1.    With the exception of the obligations under this Section 2 and under Section 12, which shall be effective as of the Contract Date, each Party’s performance of its respective obligations under this Agreement are specifically conditioned on completion of the items listed below pursuant to the terms set forth in this Section 2 (the “Conditions Precedent”):
2.1.1.     Each of the Parties shall execute (a) the PSA, and (b) the Demand Response Agreement;
2.1.2.     Each of the Parties shall execute the Line Extension Agreement;
2.1.3.     The “Conditions Precedent” as defined in the PSA shall have been satisfied;
2.1.4.     The Commission shall approve of this Agreement and the PSA in accordance with Section 2.4;
2.1.5.     Within ten (10) Business Days following the Commission Approval Date, Customer shall provide the Customer Credit Support in form and substance as required pursuant to Section 11; and
2.1.6.    Company's board of directors shall approve this Agreement and Company shall deliver Notice to Customer of such approval.
2.2.    Conditions Precedent Deadline. The date the Conditions Precedent are satisfied shall be referred to herein as the “Effective Date”.
2.2.1.    If the Condition Precedent set forth in Section 2.1.1 is not satisfied by [* * *] either Party may terminate this Agreement and any Related Agreement upon thirty (30) calendar days’ Notice to the other Party, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.

2.2.2.    If the Conditions Precedent set forth in Sections 2.1.2 and 2.1.6 are not satisfied by [* * *] Company may terminate this Agreement and any Related Agreement upon thirty (30) calendar days’ Notice to Customer, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.
2.2.3.    If the Condition Precedent set forth in Section 2.1.4 is not satisfied by [* * *] then either Party may terminate this Agreement and any Related Agreement upon thirty (30) calendar days’ Notice to the other Party, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.
2.2.4.    If the Condition Precedent set forth in Section 2.1.5 is not satisfied by [* * *] then Company may terminate this Agreement and any Related Agreement upon thirty (30) calendar days' Notice to Customer, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.
2.3.    Application. No later than thirty (30) days following the Related Agreement Completion Date, Company will apply to the Commission for approval of this Agreement and the PSA. Each Party agrees to notify the other Party of any significant developments in obtaining such Commission approval. To the extent applicable, Company shall also promptly apply to the Commission for approval of any applicable amendment to this Agreement pursuant to Section 2.4.1.1(a) or Section 2.4.2.3(a). Each Party agrees to notify the other Party of any significant developments in obtaining such Commission approval. Each Party shall use reasonable efforts to obtain such required approval and shall exercise due diligence and shall act in good faith to cooperate with and assist the other Party in acquiring such Commission approval. Customer may, at its sole discretion, and its sole cost and expense, file a petition for leave to intervene in the Commission proceeding related to the approval of this Agreement and retain counsel to represent Customer in such proceeding. The Parties agree to actively support the Agreement in such approval proceeding and not advocate for any revision or change to the Agreement (as executed as of the Contract Date).
2.4.    Commission Approval.
[* * *]
3.    Clean Capacity Project Portfolio
3.1.    Development of Clean Capacity Projects.
3.1.1.    Clean Capacity Project Agreements. Company shall use commercially reasonable efforts to enter into agreements (including without limitation tolling agreements, power purchase agreements, purchase and sale agreements, build transfer agreements, development agreements, construction agreements, equipment supply agreements, lease agreements and the like) to develop, construct, lease, utilize, acquire capacity and/or energy, procure and/or acquire Clean assets/projects (each, a "Clean Capacity Project") for the Clean Capacity Project Portfolio as Company deems sufficient in its sole discretion, subject to Company’s obligations under this Section 3 and in accordance with the applicable resource type set forth in the Indicative Clean Capacity Portfolio set forth in Exhibit F (each such agreement to develop, construct, lease, utilize, acquire capacity and/or energy, procure and/or acquire a Clean Capacity Project, a "Clean Capacity Project Agreement"). As applicable, Company will adhere to Michigan's competitive procurement guidelines. Company will maintain the Installed Capacity for each resource type specified in the Indicative Clean Capacity Portfolio set forth in Exhibit F throughout the Term. Customer acknowledges and agrees that the Clean Capacity Project Portfolio reflects an overbuild of capacity at Customer’s request for the purpose of avoiding the cost of augmentation in connection with (a) the 4-Hour Energy Storage Projects over the Term, and (b) the Long Duration Energy Storage Projects for a period of three (3) years from the Commercial Operation Date of each Long Duration Energy Storage Project.
3.1.2.    Company shall consult with Customer and consider in good faith Customer's or Customer's agent's input with respect to the selection, procurement, leasing, development and/or construction of Clean Capacity Projects. To that end, the Parties shall meet no less than once per quarter to discuss progress relating to: (i) the development and construction of Customer's Facility, (ii) Customer's load ramp requirements, and (iii) the selection, procurement, development, leasing and construction status of the Clean Capacity Projects in the Clean Capacity Project Portfolio. Subject to the other terms and conditions of this Agreement, Company shall select, procure, develop, lease and/or construct Clean Capacity Projects to include in the Clean Capacity Project Portfolio, and, as between the Parties, Company shall be solely responsible for making all decisions pertaining to the procurement, development, construction and operation of all such Clean Capacity Projects and will make such decisions in a reasonable manner taking into account Prudent Industry Practice.
3.1.3.    Company will provide Customer with quarterly written reports on the status of the selection, procurement, development, leasing and/or construction of the Clean Capacity Projects. These reports will also include an up-to-date projection of the Clean Capacity Project Portfolio Revenue Requirement as of the time of the report.
3.1.4.    Application for Clean Capacity Project Agreements. If Company determines in its reasonable discretion that Commission approval is required for any Clean Capacity Project Agreement, then Company will apply to the Commission for approval of such Clean Capacity Project Agreement within thirty (30) calendar days after execution of such agreement (a "Clean Capacity Project Agreement Filing"). Each Party agrees to notify the other Party of any significant developments in obtaining such Commission approval. Each Party shall use reasonable efforts to obtain such required approval and shall exercise due diligence and shall act in good faith to cooperate with and assist the other Party in acquiring such Commission approval. If the Commission considers and expressly denies approval of any Clean Capacity Project Agreement, then Company may in its discretion source an alternative Clean Capacity Project to align with the Indicative Clean Capacity Portfolio to replace such rejected Clean Capacity Project (and seek Commission approval for the new Clean Capacity Project Agreement Filing in accordance with this Section 3.1.4).

3.1.5.    Commission Approval of Clean Capacity Project Agreements. No later than thirty (30) calendar days after receipt of the Commission's approval of any Clean Capacity Project Agreement, Company shall deliver to Customer a revised list of all approved Clean Capacity Projects supporting the Customer Committed Capacity Ramp (collectively, the "Clean Capacity Project Portfolio") in the form of Exhibit B-1 (the "Clean Capacity Project Portfolio Matrix"). For the avoidance of doubt, Company shall have no obligation to develop, construct, own, operate, lease, utilize, acquire capacity and/or energy, procure and/or acquire any Clean Capacity Project unless the Commission issues an unconditional approval of the applicable Clean Capacity Project Agreement Filing or, in the event the Commission issues a conditional approval, the conditions imposed are acceptable to Company in its sole discretion.
3.1.6.     Clean Capacity Project Portfolio Matrix. Company shall provide Customer with a revised Clean Capacity Project Portfolio Matrix at least thirty (30) calendar days prior to the Commercial Operation Date of each Clean Capacity Project, which reflects for such Clean Capacity Project the estimated Clean Capacity Project Revenue Requirement (including any costs attributable to Customer Caused Events or Relief Events). No later than ninety (90) calendar days following the Commercial Operation Date of such Clean Capacity Project, Company shall deliver to Customer an updated version of such Clean Capacity Project Portfolio Matrix. Company shall thereafter deliver to Customer a Clean Capacity Project Portfolio Matrix annually as set forth in Section 3.2.2. Customer acknowledges and agrees that the Clean Capacity Project Billing Period Charge will not be a levelized cost of storage and will instead reflect the actual Clean Capacity Project Revenue Requirement for each Clean Capacity Project in the Clean Capacity Project Portfolio. Company shall begin billing Customer for each Clean Capacity Project from the first billing period following the Commercial Operation Date of such Clean Capacity Project based on the estimated Clean Capacity Project Revenue Requirement for such project, subject, to the extent necessary, to a true up of such amounts pursuant to the updated Clean Capacity Project Portfolio Matrix for such Clean Capacity Project.
3.1.7.     The Parties agree that regardless of the Commercial Operation Date of any Clean Capacity Project in the Clean Capacity Project Portfolio, Customer shall pay the Clean Capacity Project Revenue Requirement in full for each Clean Capacity Project in the Clean Capacity Project Portfolio during the Initial Term. If the Cost Recovery Period for any Clean Capacity Project extends beyond the Initial Term, then Company shall recover the portion of such project’s Clean Capacity Project Revenue Requirement that Company would have otherwise recovered after the Initial Term (such amount, the “CCP Recovery Amount”) during the Initial Term by dividing the CCP Recovery Amount by the number of billing periods from such project’s Commercial Operation Date through the end of the Initial Term, and adding the quotient to such project’s Clean Capacity Project Billing Period Charge.
3.1.8.    The Parties agree that Company may, at its reasonable discretion: (a) add Clean Capacity Projects to the Clean Capacity Project Portfolio, and/or (b) replace any Clean Capacity Project in the Clean Capacity Project Portfolio, including in the event that a Clean Capacity Project Agreement is terminated or canceled, to align with the Indicative Clean Capacity Portfolio during the Term.

3.1.9.    The Parties agree that this Agreement does not grant Customer any right, title to or interest in the Clean Capacity Projects, other than as explicitly set forth in this Agreement.
3.1.10.    If Company determines that the Indicative Clean Capacity Portfolio is not feasible based on commercially reasonable standards and Prudent Industry Practice, then Company shall provide Notice to Customer, and the Parties shall meet within one hundred and twenty (120) calendar days of such Notice to agree on a new Indicative Clean Capacity Portfolio.
3.2.    Reimbursement for Clean Capacity Projects.
3.2.1.    Clean Capacity Project Reimbursement. Customer agrees that, subject to the terms and conditions of this Agreement, Customer shall be responsible for reimbursing Company for all documented and reasonably incurred costs related to the Clean Capacity Project(s) during the Term through its payment to Company of (a) the Clean Capacity Project Billing Period Charge, minus (b) any applicable Clean Capacity Credits for each Clean Capacity Project in the Clean Capacity Project Portfolio.
3.2.2.    Clean Capacity Project Revenue Requirement. Customer acknowledges and agrees that for all Clean Capacity Projects in the Clean Capacity Project Portfolio, the Clean Capacity Project Revenue Requirement and the Clean Capacity Project Portfolio Revenue Requirement shall increase or decrease, as applicable, for increases or decreases to Company’s total cost of developing, procuring, constructing, purchasing, contracting for, leasing and/or operating each Clean Capacity Project. Following the conclusion of each calendar year, Company shall compare the actual costs of operating and maintaining such Clean Capacity Projects with the estimated costs provided in the Clean Capacity Project Portfolio Matrix (such over collection or under collection, the “Clean Capacity Project Reconciliation”) and the Clean Capacity Project Revenue Requirement for such Clean Capacity Projects will be adjusted to account for any Clean Capacity Project Reconciliation; provided that, subject to Section 6.5, the levelized weighted average cost of 4-Hour Energy Storage Projects within the Clean Capacity Project Portfolio shall not exceed [* * *] per kW-month (the “4-Hour Cost Cap”), or as otherwise agreed between the Parties in writing. On or before April 1st of each year of the Term, Company shall provide Customer with a revised Clean Capacity Project Portfolio Matrix reflecting the adjusted Clean Capacity Project Portfolio Revenue Requirement, Clean Capacity Project Billing Period Charge, and Clean Capacity Project Revenue Requirement for each year of the Term for such Clean Capacity Projects that have achieved commercial operation, each of which shall take effect on May 1st of that year.
4.    Renewable Portfolio
4.1.    Development of Renewable Energy Projects.
4.1.1.    Renewable Energy Project Agreements. Company shall use commercially reasonable efforts to enter into agreements (including without limitation purchase and sale agreements, build transfer agreements, development agreements, construction agreements, equipment supply agreements and the like) to develop, construct, lease, utilize, acquire capacity and/or energy and/or purchase Renewable Energy Projects for the Renewable Portfolio as Company deems sufficient in its sole discretion, subject to Section 4.1.10, in accordance with the applicable Indicative Renewable Portfolio (subject to the limits set forth under the column titled “MW Amount”) set forth in Exhibit F (each such agreement to develop, construct, lease, utilize, acquire capacity and/or energy, procure and/or acquire a Renewable Energy Project, a "Renewable Energy Project Agreement"). Company will adhere to the procurement requirements set forth in the July 2, 2024 settlement agreement in Case No. U-21172 and will target the acquisition of a minimum of fifty percent (50%) of the capacity required to fulfill the Indicative Renewable Portfolio through build transfer agreements with unaffiliated third parties.
4.1.2.    Application for Renewable Energy Project Agreements. If Company determines in its reasonable discretion that Commission approval is required for any Renewable Energy Project Agreement, then Company shall apply to the Commission for approval of such Renewable Energy Project Agreement within sixty (60) calendar days after execution of such agreement (a "Renewable Energy Project Agreement Filing"). Each Party agrees to notify the other Party of any significant developments in obtaining such Commission approval. Each Party shall use reasonable efforts to obtain such required approval and shall exercise due diligence and shall act in good faith to cooperate with and assist the other Party in acquiring such Commission approval. If the Commission considers and expressly denies approval of any Renewable Energy Project Agreement, then Company may in its discretion source an alternative Renewable Energy Project to align with the Indicative Renewable Portfolio to replace such rejected Renewable Energy Project (and seek Commission approval for the new Renewable Energy Project Agreement Filing in accordance with this Section 4.1.2).
4.1.3.    Commission Approval of Renewable Energy Project Agreements. No later than thirty (30) calendar days after receipt of Commission's approval of any Renewable Energy Project Agreement, Company shall deliver to Customer a revised list of all approved Renewable Energy Projects under this Agreement (collectively, the "Renewable Portfolio") in the form of Exhibit B-2 (the "Renewable Portfolio Matrix"). For the avoidance of doubt, Company shall have no obligation to develop, construct, own, operate, lease, utilize, acquire capacity and/or energy, procure and/or acquire any Renewable Energy Project unless the Commission issues an unconditional approval of the applicable Renewable Energy Project Agreement Filing or, in the event the Commission issues a conditional approval, the conditions imposed are acceptable to Company in its sole discretion.
4.1.4.     Renewable Energy Project Portfolio Matrix. Company shall provide Customer with a revised Renewable Portfolio Matrix at least thirty (30) calendar days prior to the Commercial Operation Date of each Renewable Energy Project, which reflects for such Renewable Energy Project the estimated Renewable Energy Project Revenue Requirement (including any costs attributable to Customer Caused Events or Relief Events). No later than ninety (90) calendar days following the Commercial Operation Date of such Renewable Energy Project, Company shall deliver to Customer an updated version of such Renewable Portfolio Matrix. Company shall thereafter deliver to Customer a Renewable Portfolio Matrix annually as set forth in Section 4.2.2. Customer acknowledges and agrees that the Renewable Energy Project Billing Period Charge will not be a levelized cost of energy and will instead reflect the actual Renewable Energy Project Revenue Requirement for each Renewable Energy Project in the Renewable Portfolio. Company shall begin billing Customer for each Renewable Energy Project from the first billing period following the Commercial Operation Date of such Renewable Energy Project based on the estimated Renewable Energy Project Revenue Requirement for such project, subject, to the extent necessary, to a true up of such amounts pursuant to the updated Renewable Portfolio Matrix for such Renewable Energy Project.
4.1.5.    The Parties agree that regardless of the Commercial Operation Date of any Renewable Energy Project in the Renewable Portfolio, Customer shall pay the Renewable Energy Project Revenue Requirement in full for each Renewable Energy Project in the Renewable Portfolio during the Term of this Agreement. If the Cost Recovery Period for any Renewable Energy Project extends beyond the Initial Term, then Company shall recover the portion of such project’s Renewable Energy Project Revenue Requirement that Company would have otherwise recovered after the Initial Term (such amount, the “REP Recovery Amount”) during the Initial Term by dividing the REP Recovery Amount by the number of billing periods from such project’s Commercial Operation Date through the end of the Initial Term, and adding the quotient to such project’s Renewable Energy Project Billing Period Charge.
4.1.6.    Subject to Section 4.1.10, the Parties agree that Company may, at its reasonable discretion: (a) add Renewable Energy Projects to the Renewable Portfolio, and/or (b) replace any Renewable Energy Project in the Renewable Portfolio, including in the event that a Renewable Energy Project Agreement is terminated or canceled, to align with the Indicative Renewable Portfolio during the Term.
4.1.7.    The Parties agree that this Agreement does not grant Customer any right, title to or interest in the Renewable Energy Projects, other than as explicitly set forth in this Agreement.
4.1.8.    Company shall consult with Customer and consider in good faith Customer's or Customer's agent's input with respect to the selection, procurement, leasing, development and/or construction of Renewable Energy Projects. To that end, the Parties shall meet no less than once per quarter to discuss progress relating to the selection, procurement, development, leasing and construction status of the Renewable Energy Projects in the Renewable Portfolio. Subject to the other terms and conditions of this Agreement, Company shall select, procure, develop, lease and construct Renewable Energy Projects to include in the Renewable Portfolio, and, as between the Parties and subject to Section 4.1.10, Company shall be solely responsible for making all decisions pertaining to the procurement, development, construction and operation of all such Renewable Energy Projects and will make such decisions in a reasonable manner taking into account Prudent Industry Practice.
4.1.9.    Company will provide Customer with quarterly written reports on the status of the selection, procurement, development, leasing and/or construction of the Renewable Energy Projects. These reports will also include an up-to-date projection of the Renewable Portfolio Revenue Requirement as of the time of the report.

4.1.10.    Renewable Cost Target.
4.1.10.1.    If, prior to the execution of any Renewable Energy Project Agreement, Company determines that the Renewable Energy Project Agreement will not cause the Levelized Weighted Renewable Portfolio Cost to exceed [* * *] per kWh (the “Renewable Cost Target”), then Company, in its sole discretion, may include such Renewable Energy Project in the Renewable Portfolio, subject to the Commission’s approval of such Renewable Energy Project Agreement.
4.1.10.2.    If, [* * *] Company determines that it is not feasible, based on commercially reasonable standards and Prudent Industry Practice, for Company to achieve the Indicative Renewable Portfolio without exceeding the Renewable Cost Target, then Company shall provide Notice to Customer and the Parties shall meet within thirty (30) days to negotiate in good faith any appropriate measures required for Company to achieve the Indicative Renewable Portfolio while still adhering to the original Renewable Cost Target or, if necessary, an adjusted Renewable Cost Target. If the Parties are not able to agree on such measures within sixty (60) days following the Parties’ meeting, then Customer agrees to reimburse Company for any incremental costs incurred by Company in meeting the renewable portfolio standard as set forth in the Act, to the extent such costs are attributable to Customer's load.
4.1.10.3.    The Renewable Cost Target shall be utilized solely, as set forth in this Section 4.1.10, to determine whether Company may select a Renewable Energy Project for inclusion in the Renewable Portfolio. The Renewable Cost Target shall not be used to determine or otherwise affect or limit Company’s recovery of the Renewable Energy Project Revenue Requirement from Customer for any Renewable Energy Project in the Renewable Portfolio, which shall be subject to adjustment to reflect the actual costs incurred in accordance with the Renewable Energy Project Reconciliation set forth in Section 4.2.2.
4.2.    Reimbursement for Renewable Energy Projects.
4.2.1.    Renewable Energy Project Reimbursement. Customer agrees that, subject to the terms and conditions of this Agreement, Customer shall be responsible for reimbursing Company for all documented and reasonably incurred costs related to the Renewable Energy Project(s) during the Term through its payment to Company of: (a) the Renewable Energy Project Billing Period Charge set forth in the Renewable Portfolio Matrix, minus (b)(i)any applicable Renewable Capacity Credits, plus (ii) any Renewable Generation Credits for each Renewable Energy Project in the Renewable Portfolio.
4.2.2.    Renewable Energy Project Revenue Requirement. Customer acknowledges and agrees that for all Renewable Energy Projects the Renewable Energy Project Revenue Requirement and the Renewable Portfolio Revenue Requirement shall increase or decrease, as applicable, for increases or decreases to Company's total cost of developing, procuring, constructing, purchasing, contracting for, leasing and/or operating each Renewable Energy Project. Following the conclusion of each calendar year, Company shall compare the actual costs of operating and maintaining such Renewable Energy Projects with the estimated costs provided in the Renewable Portfolio Matrix (such over collection or under collection, the "Renewable Energy Project Reconciliation") and the Renewable Energy Project Revenue Requirement for such Renewable Energy Projects will be adjusted to account for any Renewable Energy Project Reconciliation. On or before April 1st of each year of the Term, Company shall provide Customer with a revised Renewable Portfolio Matrix reflecting the adjusted Renewable Portfolio Revenue Requirement and Renewable Energy Project Revenue Requirement for each year of the Term for such Renewable Energy Projects that have achieved commercial operation, each of which shall take effect on May 1st of that year.
4.3.    Delivery of Renewable Energy Credits.
4.3.1.    For each Renewable Energy Project in the Renewable Portfolio, Company shall deliver to Customer, and Customer shall receive, RECs in an amount equal to the applicable REC Quantity by May 31st following the end of the calendar year in which such REC Quantity was generated. Company shall be responsible for transferring the REC Quantity to Customer via a Qualified REC Tracking System. Each Party shall maintain a tracking account for transferring and tracking RECs in the Qualified REC Tracking System. Customer will be responsible for costs associated with registering and maintaining its own account in the Qualified REC Tracking System. Except for Customer’s responsibility to maintain its own account in the prior sentence, all Qualified REC Tracking System and other third-party charges (including all costs associated with Company establishing and maintaining Company’s required registrations and accounts, transferring and tracking RECs) are the responsibility of Company throughout the Term.
4.3.2.    Customer shall be responsible for all arrangements and other actions required to receive the RECs to be transferred to Customer under this Agreement. Risk of loss of any such RECs shall transfer from Company to Customer upon transfer within the Qualified REC Tracking System.
5.    Retaining Projects Beyond the Cost Recovery Period.
5.1.    If the end date of the Cost Recovery Period occurs before the end date of the Term for any Clean Capacity Project or Renewable Energy Project, then Customer may provide Notice to Company no later than twenty-four (24) months before the end of the applicable Cost Recovery Period of its request to keep such project in the Clean Capacity Project Portfolio or Renewable Portfolio, as applicable, for the remainder of the Term (or such earlier period as the Parties may agree), which continuation shall be subject to Company’s approval in its sole discretion. If the Parties decide to keep such project in the Clean Capacity Project Portfolio or Renewable Portfolio, as applicable, then Customer shall pay Company for: (a) the operation and maintenance costs for such project, (b) the Administrative Fee, and (c) the cost of any augmentation for such project. If the Parties do not decide to keep such project in the Clean Capacity Project Portfolio or Renewable Portfolio, as applicable, then such project shall be removed from the applicable project portfolio in accordance with Section 5.2.

5.2.    If a Clean Capacity Project or Renewable Energy Project is removed from the Clean Capacity Project Portfolio or Renewable Portfolio, as applicable, in accordance with Section 6.5 or Section 5.1, then: (a) Company shall deliver to Customer a revised Clean Capacity Project Portfolio Matrix or Renewable Portfolio Matrix, as applicable, and (b) if such project is a Clean Capacity Project, then Company shall equitably revise the Customer Committed Capacity Ramp under the PSA and the revised Customer Committed Capacity Ramp shall thereafter be the Customer Committed Capacity Ramp for purposes of the PSA.
6.    Relief for Changes in Law, Force Majeure Events, and Customer Caused Events
6.1.    Notice. In the event of a Relief Event or Customer Caused Event impacting Company, any Project Party, and/or one or more of the Clean Capacity Projects or Renewable Energy Projects and thereby affecting Company’s ability to perform its obligations under this Agreement, Company shall provide Notice to Customer describing the particulars of the occurrence of such Relief Event or Customer Caused Event on a project specific basis within ten (10) Business Days after Company first gains knowledge of such Relief Event or Customer Caused Event. Such notice will, to the extent of Company’s knowledge thereof at such time, describe (i) the details and factual basis of the cause and nature of such Relief Event or Customer Caused Event, (ii) the anticipated length of delay due to such Relief Event or Customer Caused Event, (iii) the estimated additional costs, if any, (beyond those anticipated before the occurrence of such Relief Event or Customer Caused Event) to be incurred by Company as a result of such Relief Event or Customer Caused Event and (iv) any other effect on Company’s performance of its obligations hereunder.
6.2.     Mitigation. Any delay in Company’s performance caused by any Relief Event will be of no greater scope and of no longer duration than is reasonably required by such occurrence; provided that, if Company’s performance in connection with such Relief Event is delayed due to the actions or inactions of a Project Party, then Company shall use commercially reasonable efforts to cause such Project Party to limit the scope and duration of any delay. Company will furnish Customer with regular reports with respect thereto during the continuation of any such Relief Event. Company shall use commercially reasonable efforts and Prudent Industry Practice to mitigate the cause of and effect on its performance hereunder of any such Relief Event and Company will promptly resume full performance of its obligations hereunder once it is able to do so. For the avoidance of doubt, such commercially reasonable efforts shall, at a minimum, require compliance with the provisions set forth in this Section 6.2, as applicable.
6.3.    No Liability for Relief Event or Customer Caused Event. Company shall not be responsible or liable for any damages, or be deemed to be in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement, in each case, to the extent that such failure is caused by a Relief Event or Customer Caused Event and Company has otherwise complied with this Section 6.3.
6.4.    Cost and Schedule Relief for Customer Caused Event. In the event of a Customer Caused Event, Company shall be entitled to (i) an equitable extension of all of its obligations pursuant to this Agreement that are actually and demonstrably delayed by such Customer

Caused Event and (ii) reimbursement for all costs and expenses actually and demonstrably incurred by Company as a result of such Customer Caused Event
6.5.    Relief Event. In the event of a Relief Event that occurs after the Commercial Operation Date of an impacted Renewable Energy Project or Clean Capacity Project (such project, an “Impacted Project”) that results in, or is reasonably expected to result in (a) an increase in the costs to Company to make available the Customer Committed Capacity Ramp, or (b) an increase in Company’s cost of performing its obligations pursuant to this Agreement, then Company may provide Notice to Customer regarding any such increased cost (such notice, the “Relief Event Notice”, and such costs, the “Relief Event Costs”); provided that, in the case of a 4-Hour Energy Storage Project, an Impacted Project shall include such projects where such increases in costs would exceed the 4-Hour Cost Cap, whether such costs are incurred before or after the Commercial Operation Date. The Relief Event Notice shall include: (i) reasonable supporting documentation regarding any Relief Event Costs, (ii) the impact, if any, to the Clean Capacity Project Portfolio Revenue Requirement or Renewable Portfolio Revenue Requirement, as applicable, and (iii) a revised Clean Capacity Project Portfolio Matrix or Renewable Portfolio Matrix, as applicable, reflecting the impact to and updated Clean Capacity Project Revenue Requirement or Renewable Energy Project Revenue Requirement, as applicable, for each Impacted Project and the updated Clean Capacity Project Portfolio Revenue Requirement or Renewable Portfolio Revenue Requirement, as applicable, and the following provisions shall apply:
6.5.1 [* * *]
6.5.2 [* * *]
6.5.3[* * *]
Should the amount of any Relief Event Costs exceed, on an aggregate basis per Impacted Project, the Relief Event Cost Cap, then the Parties shall have a period of up to thirty (30) calendar days following Company’s delivery of the Relief Event Notice to negotiate in good faith any amendments or changes to this Agreement the Parties agree are necessary to address the impacts of the applicable Relief Event, while still attempting to preserve the Parties’ original intent regarding their respective rights and obligations under this Agreement. If the Parties fail to reach agreement on such amendments or changes within thirty (30) calendar days following initiation of discussions, then Company at its option may: (a) remove the Impacted Project(s) from the Clean Capacity Project Portfolio or Renewable Portfolio, as applicable, in accordance with Section 5.2, and/or replace the Impacted Project(s) in accordance with Section 3.1.8 or Section 4.1.6, as applicable, (b) elect to keep the Impacted Project(s) in the Clean Capacity Project Portfolio or Renewable Portfolio, as applicable, or (c) terminate this Agreement via Notice to Customer within thirty (30) calendar days following the conclusion of such discussion period. If Company elects to keep the Impacted Project(s) in the Clean Capacity Project Portfolio or Renewable Portfolio, as applicable, and does not elect to terminate this Agreement in accordance with this Section 6.5, then Company will be solely responsible for all net Relief Event Costs in excess of the Relief Event Cost Cap attributable to such Impacted Project(s).

6.6.    Changes in Law Rendering Performance Illegal. In the event of a Change in Law at any time during the Term which renders the performance of this Agreement by either or both Parties illegal or all or a material portion of this Agreement unenforceable, this Agreement shall be automatically terminated effective upon Notice from a Party to the other Party.
7.    Zonal Resource Credits
7.1.    Sale, Receipt and Delivery of Zonal Resource Credits. Customer shall deliver to Company, and Company shall receive for each Seasonal Accreditation Period of the ZRC Delivery Term the ZRC Product. For each applicable Seasonal Accreditation Period of the ZRC Delivery Term, Customer shall deliver the ZRC Product to Company by submitting the appropriate transaction(s) in the ZRC Tracking System to electronically assign such ZRC Product to Company. Customer must submit all such transactions into the MISO Module E-1 Capacity Tracking Tool at least ten (10) Business Days prior to the applicable MISO FRAP Submission Deadline for each contracted “Planning Year” (as such term is defined in the MISO Tariff) of the ZRC Delivery Term. Company shall confirm receipt of the ZRC Product by confirming the appropriate transaction(s) submitted by Customer in the MECT no later than five (5) Business Days after delivery. Each Customer submission and Company confirmation described in this Section 7.1 shall be conducted in accordance with the requirements set forth in the MISO Tariff and/or any other applicable rules adopted by MISO regarding the MECT.
7.2. [* * *]
7.3. [* * *]
7.4.    Title and Risk of Loss. Title to, and risk of loss with respect to, any ZRC Product that Company purchases from Customer under this Agreement shall transfer to Company upon Company’s receipt of ZRC Product in the ZRC Tracking System.
7.5.    Representations and Warranties of Customer. Customer hereby represents and warrants to Company on each such date that Customer assigns ZRC Product to Company in the ZRC Tracking System that:
(1) Customer has good and marketable title to the ZRC Product;
(2) Customer has the right to deliver such ZRC Product to Company;
(3) Customer has not, and will not, sell or otherwise transfer the ZRC Product to any other party;
(4) such ZRC Product complies with the requirements of, and is qualified under, the ZRC Tracking System as it exists on each such date that Customer initiates assignment of such ZRC Product; and
(5) Customer will transfer to Company all right, title to and interest in such ZRC Product, free and clear of any liens, security interests, claims or other encumbrances or title defects.

8.    Invoicing and Payment; Taxes
8.1.    Invoicing. Except as set forth in this Agreement, Company shall bill Customer in accordance with the provision of Company’s Rate Book. Customer shall pay all amounts owed in full on or before the due date and shall pay each invoice within thirty (30) calendar days of receipt of each invoice in the form substantially included in Exhibit D to this Agreement. For any payments to Company made after an applicable due date, Customer shall pay Company late fees in accordance with Section C4.8 of Company’s Rate Book. Any Disputes regarding an invoice or related events may be raised by Notice to Company within six (6) months of the date of receipt of the disputed invoice only after Customer has paid the invoiced amount in full, and Customer shall not withhold or delay payment pending resolution of any Dispute. If Customer does not provide Notice of such Dispute within six (6) months of the date of the applicable invoice, Customer waives any claims related to that invoice.
8.2.    Netting of Payments. Notwithstanding any other provision in this Agreement or any other agreement between the Parties, if at any time Customer is required to make payments to Company under this Agreement and any Related Agreement, then on each payment date, the payment obligations of Customer shall be netted against any payment obligations of Company under such Related Agreement.
8.3.    [Reserved].
8.4.    Settlements. Company shall include with each invoice delivered to Customer, information sufficient to demonstrate, for each Clean Capacity Project and Renewable Energy Project in the Clean Capacity Project Portfolio and Renewable Portfolio, as applicable, the actual MISO settlement statements received by Company during the billing period. Company will retain the Clean Capacity Market Revenues, Renewable Capacity Market Revenues and Renewable Generation Market Revenues, as applicable, for each of the Clean Capacity Projects and Renewable Energy Projects in the Clean Capacity Project Portfolio and Renewable Portfolio, respectively, as applicable.
9.    Customer Default
9.1.    Customer shall be in default under this Agreement upon the occurrence of any of the following events (each, an “Customer Event of Default”):
9.1.1.    Customer fails to pay when due any amount required to be paid under this Agreement only if that amount is not cured within five (5) Business Days after receipt of Notices thereof from the other Party;
9.1.2.    Customer breaches any material term of this Agreement (not otherwise a payment default) that is not cured within thirty (30) calendar days after receipt of Notice thereof from Company (or for breaches for which Customer has notified Company cannot be cured within thirty (30) calendar days despite its use of reasonable efforts but can be cured within sixty (60) calendar days, and such default has not been so cured by the extended sixty (60) calendar day deadline);

9.1.3.    Customer Bankruptcy;
9.1.4.    Customer fails to maintain the collateral requirements in Section 11 or fails to comply with its obligations under Section 11 and such failure is not cured within ten (10) Business Days after receipt of Notice thereof from Company; or
9.1.5.    Customer defaults in its performance or payment obligations under any Related Agreement (and such default is not cured within any applicable grace period), Company terminates any Related Agreement for any reason or Customer terminates any Related Agreement due to any reason (other than a default by Company).
9.2.    Termination. Company may terminate this Agreement upon five (5) Business Days prior Notice if any such Customer Event of Default is not cured, with regard to Sections 9.1.1, 9.1.2, 9.1.4, and 9.1.5 above, within the time period stated. This Agreement shall automatically terminate upon the occurrence of a Customer Event of Default with respect to Section 9.1.3. Notwithstanding anything else in this Agreement, the Customer Parent Guaranty, or any other agreement among the Parties, no notice of default or demand is required of any entity that is subject to a Bankruptcy or any other stay, injunction, or moratorium against payment demands, and any requirement to provide such notice of default or demand is excused, waived, and deemed satisfied.
9.3.    Termination Payment. If Company elects to terminate this Agreement in accordance with this Section 9, or this Agreement is terminated in accordance with Section 6.5, then: (i) Customer shall pay to Company within thirty (30) calendar days of receipt of such Notice, as damages and not a penalty, an amount equal to the sum of (a) the sum of the applicable “Clean Capacity Project Billing Period Charge” as set forth in the Clean Capacity Project Portfolio Matrix for each Clean Capacity Project in the Clean Capacity Project Portfolio for the remaining months in the Term, and (b) the sum of the applicable “Renewable Energy Project Billing Period Charge” as set forth in the Renewable Portfolio Matrix for each Renewable Energy Project in the Renewable Portfolio for the remaining months in the Term (the sum of subclauses (a) and (b), the “Termination Payment”), and (ii) provided that Company has received full payment of the Termination Payment from Customer, Customer shall be entitled to reimbursement on a monthly basis of: (w) the applicable Clean Capacity Credits, plus (x) the applicable Renewable Capacity Credits, plus (y) the applicable Renewable Generation Credits, minus (z) the Administrative Fee for such billing period actually received by Company during the period to which the Termination Payment applies (collectively, the “Customer Credit Payments”).
9.4.    Potential Customer Credits Settlement. Notwithstanding Section 9.3(ii), Company shall notify Customer, and the Parties will meet and confer to negotiate a possible reduction in the Termination Payment in lieu of Company having to the pay the Customer Credit Payments. Nothing in this Section 9.4 shall require the Parties to reach an agreement. If the Parties are not able to agree on the amount of such reduction within thirty (30) days following Company’s Notice, then Customer shall pay the applicable Termination Payment and, if applicable, Company shall pay the Customer Credit Payments, in each case, in accordance with the terms of Section 9.3. The Notice obligation and meet and confer process set forth in this Section 9.4 shall not be applicable in the event Customer is subject to a

Bankruptcy or any other stay, injunction, or moratorium against payment demands, and any requirement to provide such Notice and/or negotiate a Termination Payment discount is excused, waived, and deemed satisfied.
10.    Company Default
10.1.    Company shall be in default under this Agreement upon the occurrence of any of the following events (each an “Company Event of Default”):
10.1.1.    Company breaches any material term of this Agreement (not otherwise a payment default) that is not cured within thirty (30) calendar days after receipt of Notice thereof from Customer (or such longer period of time as is reasonable under the circumstance to cure such default as long as Company commenced actions to cure such default within such thirty (30) calendar day period and is diligently proceeding to cure the same thereafter);
10.1.2.    Company Bankruptcy; or
10.1.3.    Company fails to return Customer Credit Support in accordance with Section 11 and such failure is not cured within ten (10) Business Days after receipt of Notice from Customer.
10.2.    Termination. Customer may terminate this Agreement upon five (5) Business Days prior Notice if any such Company Event of Default is not cured within the applicable cure periods, with regard to Sections 10.1.1 or 10.1.3 above, within the time period stated. This Agreement shall automatically terminate upon the occurrence of a Company Event of Default with respect to Section 10.1.2.
11.    Customer Collateral Requirements.
[* * *]
12.    Confidentiality
12.1.    For the purpose of this Agreement, a party disclosing Confidential Information shall be referred to as the “Disclosing Party” and a party receiving Confidential Information shall be referred to as the “Recipient”. “Confidential Information” includes any and all information hereafter disclosed by or at the direction of the Disclosing Party to Recipient that is designated in writing as confidential or a reasonable party would consider to be of a confidential nature including but not limited to this Agreement and any Related Agreement; provided, however, Confidential Information does not include (i) information that, at the time of disclosure or thereafter, was generally available to and known by the public, other than as a result of a disclosure by Recipient in violation of this Section 12; (ii) information that, at the time of disclosure or thereafter was available to Recipient or its Representatives (as defined below) from a source not known by Recipient to be bound by a duty of confidentiality to the Disclosing Party with respect to such information; (iii) information that, prior to disclosure by or at the direction of the Disclosing Party, was known to Recipient or its Representatives; or (iv) information that is independently developed by Recipient or its Representatives by persons without reliance on the Confidential Information and without violating the obligations hereunder.
12.2.    Confidential Information is and shall, at all times, remain the property of the Disclosing Party. Recipient may disclose Confidential Information to any of its officers, directors, employees, advisors, shareholders, members, managers, attorneys or agents (collectively, “Representatives”). The Recipient shall advise such persons of the existence of this Agreement, of the confidential nature of the information and of the Recipient’s obligations regarding the same under this Agreement. Recipient shall be responsible for any breach of this Agreement by such Representatives.
12.3.    In the event that Recipient is requested or required under compulsion of legal process to disclose such Confidential Information, Recipient shall not, unless required by Law, disclose the information until the Disclosing Party has first (i) received prompt Notice of such request or requirements to disclose and (ii) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information.
12.4.    To the extent Confidential Information, including this Agreement, must be filed with the Commission or other applicable regulatory governmental agency, Company shall notify Customer in advance of such disclosures (or if advance notification is not practicable, as promptly as reasonably practicable after such disclosure), and, before a filing is required to be made, collaborate with Customer to identify redactions that will, to the greatest extent possible under the circumstances, limit the amount of Confidential Information that is publicly disclosed.
13.    Limitation of Liability
13.1.    Limitation of Liability for Delays. To the fullest extent permitted by Law, Company shall not be liable for any damages, penalties, liquidated damages, or claims arising from delays, disruptions or failures to perform caused by any Relief Event or Customer Caused Event as set forth in Section 6. In the event of a delay caused by a Relief Event, Customer’s sole remedy shall be an extension of time to meet the Customer Committed Capacity Ramp.
13.2.    Consequential Damages. Neither Party shall be liable under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, warranty, tort including negligence, strict liability, professional liability, product liability, contribution, or any other cause of action for special, exemplary, punitive, indirect, incidental or consequential losses or damages, including loss of profit, loss of use, loss of opportunity, loss of revenues, or loss of good will; provided, however, that the foregoing shall not apply to any Party’s obligations to indemnify, defend and hold harmless any Indemnified Party (defined below) for claims and liabilities in respect of claims by third persons that are indemnified by such Party hereunder.

14.    Assignment
14.1.    Without the prior written consent of the non-assigning Party (such consent not to be unreasonably withheld, delayed or denied), neither Party may assign or transfer this Agreement or its rights and obligations under this Agreement, and any such assignment or transfer without such consent is void. Notwithstanding the foregoing, a Party may make the following assignments without the prior written consent of the other Party, but shall provide Notice to the other Party thirty (30) calendar days prior to such assignment:
14.1.1.    Customer may assign this Agreement (i) to an Affiliate of Customer, so long as Notice of such assignment is provided to Company at least thirty (30) days prior to such assignment and such assignee remains in compliance with the obligations of Customer under Section 11, or (ii) to any Creditworthy Assignee, provided, that replacement Customer Credit Support has been provided by such Creditworthy Assignee pursuant to the requirements of Section 11; provided, however, that until the seventh (7th) anniversary of the Load Ramp Completion Date (as such term is defined in the PSA), if the sum of cash and cash equivalents reflected on the balance sheet of a proposed assignee (whether an Affiliate or a Creditworthy Assignee), as set forth in such proposed assignee’s most recent audited financial statements prepared in accordance with generally accepted accounting principles, in an aggregate amount is less than three times (3x) the greater of (a) a “Termination Payment” calculated in accordance with Section 7.3 of the PSA, and (b) a Termination Payment calculated in accordance with Section 9.3 of this Agreement, each (a) and (b), as calculated as of the effective date of the proposed assignment, then Customer shall obtain Company’s prior written consent to such assignment. Any assignee of Customer permitted pursuant to this Section 14.1.1 shall enter into an assignment and assumption agreement in a form reasonably acceptable to Company by which such assignee expressly assumes all of the assignor’s obligations under this Agreement. Customer may also assign this Agreement as collateral security to a Financing Party providing Customer’s long-term financing for the construction and/or operation of the Facility; provided that such assignment does not materially or adversely affect any of Company’s rights or obligations under this Agreement.
14.1.2.    Company may without consent of Customer assign this Agreement to: (a) a legally authorized governmental or quasi-governmental agency charged with providing retail electric service in Michigan; (b) to any successor to Company that is a public utility regulated as to rates and service by the Commission pursuant to applicable Law; (c) as otherwise required by Law or by operation of Law; or (d) to an Affiliate of Company that is reasonably expected by the Parties to be capable of performing Company’s obligations under this Agreement. Customer agrees that such assignment and delegation shall operate to release Company from all (or such portion of) its responsibilities under this Agreement, except as may have accrued up to the effective date of such assignment. Upon an assignment consistent with this Section 14.1.2, the assignor shall be relieved of any and all liabilities and obligations under this Agreement.
14.2.    This Agreement may not be assigned to a Sanctioned Person. Neither Party may suffer a change of ownership or control, whether direct or indirect, voluntary or by operation of Law, such that a Party becomes a Sanctioned Person.

15.    Dispute Resolution; Governing Law; Venue
15.1.    Dispute Resolution. In the event a controversy, claim or dispute arises between the Parties regarding the application or interpretation of any provision of this Agreement or the breach, termination or validity thereof (each, a “Dispute”), the Party alleging the Dispute shall provide Notice to the other Party of the Dispute. If the Parties shall have failed to resolve the Dispute within thirty (30) calendar days after delivery of such Notice, each Party shall, within ten (10) Business Days after receipt of a written demand from the other Party to do so, direct a senior executive (Vice President level or above) to confer in good faith with a senior executive of the other Party to resolve the Dispute. Should the Parties be unable to resolve the Dispute to their mutual satisfaction within twenty (20) Business Days after the initial meeting of the senior executives, each Party shall have the right to pursue its rights under Law or in equity.
15.2.    Venue. Any controversy or claim outside the jurisdiction of the Commission or FERC shall be settled or appealed, as applicable, in the federal courts located in the Eastern District of Michigan, and only to the extent that federal jurisdiction cannot be established for such controversy or claim, the state courts located in the Eastern District of Michigan, and each Party hereby submits itself to the exclusive jurisdiction of such courts.
15.3.    Governing Law. This Agreement and all Disputes arising between the Parties under this Agreement shall be governed exclusively by the Laws of the State of Michigan, without reference to its choice of Law rules, except as to any matters subject to federal Law and the exclusive jurisdiction of FERC.
16.    Indemnification
16.1.    Notwithstanding any other provision of this Agreement and to the fullest extent permitted by Law, each Party agrees to protect, defend, indemnify and hold the other Party, including its directors, officers, employees, attorneys-in-fact, agents and affiliated companies (“Indemnified Parties”), free and harmless from and against (a) any and all loss, damage, and liability to third-parties for property damage, and (b) any and all third-party claims for damages on account of or by reason of bodily injury, including death, which may be sustained or claimed to be sustained by any person, each (a) and (b) to the extent arising in connection with this Agreement and due to the gross negligence or willful misconduct of the indemnifying Party or its agents, employees or subcontractors.
16.2.    To the extent permitted by Law, Company and Customer waive the benefit for themselves and all subcontractors, insofar as the indemnification of the other is concerned, of the provisions of any applicable Workers' Compensation Law limiting the tort or other liability of any employer on account of injuries to the employer's employees.
16.3.    Notwithstanding the foregoing, the indemnified Party shall be entitled, at its own cost, if it so elects, to representation by attorneys of its own selection, including attorneys employed by it.

16.4.    The indemnified Party shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions and no such compromise or settlement shall be made by the indemnifying Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld; provided, that such consent shall not be required if (x) the settlement agreement contains a complete and unconditional release of the Indemnified Parties, (y) the settlement agreement obligates the indemnifying Party to pay the full amount of any claims attributable to the Indemnified Parties concurrently with the settlement, and (z) the settlement agreement does not contain any direct or indirect requirements upon or provisions for the Indemnified Parties, directly or indirectly encumber any of the assets of the Indemnified Parties, require any admission of liability by the Indemnified Parties or involve criminal liability.
16.5.    The obligation of each Party to indemnify the other hereunder shall survive the termination or cancellation of this Agreement.
17.    Miscellaneous
17.1.    Administrative Fee. Company shall include as a separate line item on Customer’s monthly bill the Administrative Fee to cover the administrative services performed by Company in connection with this Agreement. The Administrative Fee shall be fixed during the Term.
17.2.    Notice. Any notice, consent, approval or other communication under this Agreement (each a “Notice”) shall be in writing (which shall include electronic mail) and shall be personally delivered or sent by a courier or transmitted by electronic mail to a Party as follows or to such other address as the Party may substitute by Notice in accordance with this Section 17.2 after the date of this Agreement:
If to Company:
DTE Electric Company
[* * *]

If to Customer:
[* * *]

17.3.    To the extent there is any conflict or inconsistencies between Company’s Rate Book, this Agreement, the PSA, and/or the Rate Schedule, any conflict or inconsistency shall be resolved in the following order of precedence: (i) the PSA, (ii) this Agreement, (iii) Company’s Rate Book, and (iv) the Rate Schedule

17.4.    During the Term, Company shall use commercially reasonable efforts or, to the extent applicable, use commercially reasonable efforts to cause Project Parties, to operate and maintain the Clean Capacity Project(s) and Renewable Energy Project(s) in accordance with Prudent Industry Practice.
17.5.    The terms and provisions of this Agreement shall not be modified or waived except by the execution by the Parties of a written amendment to this Agreement. The waiver by a Party of a breach or violation of any provision of this Agreement will not operate as or be construed to be a waiver of any subsequent breach or violation thereof.
17.6.    Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles. The obligation to perform all of the terms and conditions shall remain in effect regardless of the performance of any invalid term by the other Party. Any entity that succeeds by purchase, merger, consolidation or other transfer to the properties of Company or Customer either substantially or as an entirety, shall be entitled to the rights and will be subject to the obligations of its predecessor in interest under this Agreement. Except as provided in Section 14 above, neither Customer nor Company may assign this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of the other Party.
17.7.    This Agreement shall not create any rights in third parties, and no provision of this Agreement will be construed as creating any obligations for the benefit of, or rights in favor of, any person or entity other than the Parties.
17.8.    The execution of this Agreement shall not create, nor shall this Agreement be construed as creating any partnership, joint venture or agency relationship between the Parties hereto.
17.9.    This Agreement shall be binding on the Parties hereto and on their respective successors, heirs and permitted assigns.
17.10.    This Agreement and the Related Agreements, together with Company’s Rate Book, as may be amended from time to time, reflect the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to the subject matter hereof.
17.11.    All headings and captions contained in this Agreement are for convenience of reference only and shall not, in any way, affect the meaning of any provision hereof. No provision of this Agreement shall be interpreted more or less favorably towards either Party because its counsel drafted all or a portion hereof. The recitals set forth in this Agreement are an integral part hereof and shall have the same contractual significance as any other language contained in this Agreement. Unless otherwise defined herein, any capitalized terms in this Agreement shall have the meaning set forth in Company’s Rate Book or the applicable Related Agreement, as the context may require.

17.12.    This Agreement may be executed by pdf signatures or electronically, or in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.
17.13.    Company acknowledges to Customer that the retirement of Units 3 and 4 of Company's Monroe Power Plant will proceed as currently planned absent any intervening law, statute, ordinance, regulation, rule, decree, ruling, order or other legal requirement of any Governmental Authority extending its operations. Company also acknowledges that the retirement of Units 1 and 2 of Company’s Monroe Power Plant will proceed as currently planned absent such units remaining operational to address a resource adequacy shortfall or an intervening law, statute, ordinance, regulation, rule, decree, ruling, order or other legal requirement of any Governmental Authority extending its operations. Under no circumstance shall any extension of Monroe Power Plant be considered as a Clean Capacity Project under this Agreement.
17.14.    Any provision of this Agreement that contemplates performance or observance subsequent to termination or expiration of this Agreement, or that is necessary to give effect to rights or obligations arising prior to such termination or expiration, shall survive and continue in full force and effect.
IN WITNESS WHEREOF the Parties have executed this Agreement as of the date and year first written above.
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DTE Electric Company
[* * *]

Schedule 1
Required Amount Schedule
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Exhibit A
Applicable Definitions

“4-Hour Cost Cap” has the meaning set forth in Section 3.2.2 of this Agreement.
“4-Hour Energy Storage Project” means a utility-scale battery or other energy storage system engineered to discharge electricity continuously for a duration of four (4) hours at its full rated power capacity.
“Act” means the Clean and Renewable Energy and Energy Waste Reduction Act, 2008 PA 295, as amended, MCL 460.1001 et seq., and the regulations promulgated thereunder.
“Adjusted Capacity Credit Rate” means, for any billing period, the “Capacity Demand Charge” (in $ per kw of on-peak billing demand) set forth in Customer’s applicable Rate Schedule in effect as of such billing period, divided by the quantity of one plus the applicable MISO Planning Reserve Margin for the relevant billing period.
“Administrative Fee” means, for each billing period, the sum of: (a) the product [* * *] per kW-month, multiplied by the Installed Capacity of the Clean Capacity Project Portfolio, and (b) the product of [* * *] per MWh multiplied by the total energy (in MWh) generated by all Renewable Energy Projects in the Renewable Portfolio.
“Affiliate” means with regard to a Party, any person that directly or indirectly: (a) controls that Party; (b) is controlled by that Party; or (c) is under common control with that Party; where for each of (a), (b), and (c), “control” is defined as possession of the power to direct or cause the direction of the management and policies of a legally recognizable entity, through direct or indirect majority ownership or minimum percentage ownership that would grant the party a controlling interest in such entity.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Bankruptcy” means that (i) an entity shall voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of an entity, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such entity or for a substantial part of its property or assets or (C) the winding-up or liquidation of an entity; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (iii) an entity shall consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in the foregoing clause (ii), (iv) an entity shall apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its property or assets, (v) an entity shall file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) an entity shall make a general assignment for the benefit of creditors, (vii) an entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or (viii) an entity shall take any action for the purpose of effecting any of the foregoing.
“Business Days” means any day other than Saturday, Sunday, any Federal Reserve Bank holiday, or other day that is a holiday observed by Company.
“CCP Recovery Amount” has the meaning set forth in Section 3.1.7 of this Agreement.
“Change in Law” means the adoption, enactment or other effectuation, or any change in the judicial, regulatory or administrative application or interpretation, or any amendment, repeal or other modification, by any Governmental Authority of any Law that adversely affects either Party’s (or any Project Party’s) performance under this Agreement or any Project Party’s performance under any Clean Capacity Project Agreement and/or Renewable Energy Project Agreement, as applicable (including any Executive Order or similar directive from a state executive branch or the federal Executive Branch that changes the interpretation of any of the foregoing), in each case, after the Contract Date; provided, however, in the case of any new Law, order or any other legally binding requirement or directive or change to any existing Law, order or other legally binding requirement applicable to either Party’s performance of its obligations under this Agreement or to a Project Party’s performance of its obligations under a Clean Capacity Project Agreement or Renewable Energy Project Agreement, as applicable, in either case that is enacted prior to the Contract Date, but for which the effectiveness thereof occurs after the Contract Date, shall not constitute a Change in Law hereunder.
“Clean” means electric energy or capacity produced from 4-Hour Energy Storage Projects or Long Duration Energy Storage Projects selected by Company, or other generation facilities of a type agreed by the Parties in writing.
“Clean Capacity Credits” means:
(1)    for each Clean Capacity Project in the Clean Capacity Project Portfolio and for the relevant billing period: (a) the number of Zonal Resource Credits assigned to the Clean Capacity Project in the MISO Planning Resource Auction for Zone 7, multiplied by (b) the sum of: (i) (x) the Adjusted Capacity Credit Rate, multiplied by (y) the ratio of the monthly on-peak billing demand, divided by (z) the Customer Committed Capacity Ramp (as set forth in Exhibit B-1 of the PSA), and (ii) (x) the MISO Net Cost of New Entry applicable to Zone 7, multiplied by (y) one (1), minus (z) the ratio of the monthly on-peak billing demand divided by the Customer Committed Capacity Ramp; plus

(2)    for the ZRC Product delivered to Company pursuant to Section 7, the number of Zonal Resource Credits assigned to such ZRC Product, multiplied by (b) the sum of: (i) (x) the Adjusted Capacity Credit Rate, multiplied by (y) the ratio of the monthly on-peak billing demand, divided by (z) the Customer Committed Capacity Ramp (as set forth in Exhibit B-1 of the PSA), and (ii) (x) the MISO Net Cost of New Entry applicable to Zone 7, multiplied by (y) one (1), minus (z) the ratio of the monthly on-peak billing demand divided by the Customer Committed Capacity Ramp.
The Clean Capacity Credits may not exceed the sum of the Clean Capacity Market Revenues for the relevant billing period. In the case where the Clean Capacity Credits exceed the total Clean Capacity Market Revenues received by Company from MISO in connection with any applicable Clean Capacity Projects and/or ZRC Product, the Clean Capacity Credits for such Clean Capacity Projects and/or ZRC Product shall be equal to the sum of the Clean Capacity Market Revenues received by Company from MISO in connection with such projects and/or ZRC Product.
“Clean Capacity Market Revenues” means, for each (1) Clean Capacity Project in the Clean Capacity Project Portfolio, and (2) each MW of ZRC Product delivered to Company in accordance with Section 7, all actual, incremental net revenue received by Company or its Affiliates from MISO as a result of the participation of such Clean Capacity Project or ZRC Product, as the case may be, in the MISO Planning Resource Auction as a “Self-Scheduled Resource”. For the avoidance of doubt, for any Clean Capacity Project that is co-located with a project that is not in the Clean Capacity Project Portfolio, the Clean Capacity Market Revenues shall be estimated by Company to equal the incremental net revenue collected by Company in excess of the revenue Company would have otherwise collected from such co-located project’s participation in the MISO Planning Resource Auction.
“Clean Capacity Project” has the meaning set forth in Section 3.1.1 of this Agreement.
“Clean Capacity Project Agreement” has the meaning set forth in Section 3.1.1 of this Agreement.
“Clean Capacity Project Agreement Filing” has the meaning set forth in Section 3.1.4 of this Agreement.
“Clean Capacity Project Billing Period Charge” has the meaning set forth in the Clean Capacity Project Portfolio Matrix.
“Clean Capacity Project Portfolio” has the meaning set forth in Section 3.1.5 of this Agreement.
“Clean Capacity Project Portfolio Matrix” has the meaning set forth in Section 3.1.5 of this Agreement.
“Clean Capacity Project Portfolio Revenue Requirement” means, the sum of the Clean Capacity Project Revenue Requirement for each year for all Clean Capacity Projects that have achieved commercial operation and have not yet achieved the end of their Cost Recovery Period.

“Clean Capacity Project Reconciliation” has the meaning set forth in Section 3.2.2 of this Agreement.
“Clean Capacity Project Revenue Requirement” means, with respect to a Clean Capacity Project, the cost to Company (including Company’s Commission authorized rate of return, and any financial incentives authorized by MCL 460.1028) of developing, procuring, constructing, leasing, utilizing, and/or purchasing such project including reasonable contingencies and acquisition and transaction costs, as well as the cost of operating such project, over its projected Cost Recovery Period, each as reasonably determined by Company in a commercially reasonable manner. The Clean Capacity Project Revenue Requirement for Long Duration Energy Storage Projects shall also include augmentation costs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Operation Date” means, with respect to any Clean Capacity Project or Renewable Energy Project, as applicable, the date by which such project achieves regular operation as an integrated whole, including delivery of the full electrical energy output of such project to and from such project’s point of interconnection with the MISO system, consistent with Prudent Industry Practices and in accordance with the other applicable terms and conditions of this Agreement; provided, however, that for any project procured or acquired by Company that achieved commercial operation prior to the date that Company obtained ownership of such project, the Commercial Operation Date for purposes of this Agreement shall be the date that Company obtained ownership of such project.
“Commission” means the Michigan Public Service Commission.
“Commission Approval Date” means the earlier of: (i) the date on which the Commission issues its initial approval of this Agreement, (ii) the date on which the Parties reach mutual agreement on an amendment to this Agreement and/or waive their respective rights to terminate this Agreement in accordance with Section 2.4.1 following the Commission’s failure to grant approval (conditional or unconditional) of this Agreement, and (iii) the date on which the Parties reach mutual agreement on an amendment to this Agreement and/or waive their respective rights to terminate this Agreement in accordance with Section 2.4.2 following the Commission’s conditional approval of this Agreement.
“Company” means DTE Electric Company, a Michigan corporation.
“Company Event of Default” has the meaning set forth in Section 10.1 of this Agreement.
“Company’s Rate Book” means Company’s Rate Book for Electric Service. Company’s Rate Book as of the Contract Date can be found at https://www.michigan.gov/mpsc/-/media/Project/Websites/mpsc/consumer/rate-books/electric/dte/dtee1cur.pdf?rev=cf55d05b027a43fc9d4f762672e9aa9e&hash=D28CE34BD%20%2007DCDD7279069015BB8121A and may be updated, revised and/or modified as approved or agreed to by the Commission.
“Conditions Precedent” has the meaning set forth in Section 2.1 of this Agreement.

“Confidential Information” has the meaning set forth in Section 12.1 of this Agreement.
“Contract Date” has the meaning set forth in the preamble to this Agreement.
“Cost Recovery Period” means, for each Clean Capacity Project or Renewable Energy Project, as applicable, the Commission approved depreciable life of such project.
“Credit Rating” means with respect to an entity on any date of determination: (1) the respective rating then assigned to its senior unsecured and unsubordinated long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s, as applicable, or (2) if such entity does not have a rating for its unsecured, senior, long-term debt, then the corporate rating or issuer rating, as applicable, then assigned to such entity by S&P or Moody’s, as applicable.
[* * *]
“Customer” has the meaning set forth in the preamble to this Agreement.
“Customer Caused Event” means any demonstrable failures, delays or increased costs, in each case, in connection with Company’s performance of its obligations under this Agreement to the extent due to any failure, delay or non-performance by Customer that adversely impacts Company’s performance of its obligations under this Agreement, including, but not limited to, Customer’s failure to deliver ZRC Product to Company pursuant to Customer’s obligation in Section 7.
“Customer Committed Capacity Ramp” has the meaning set forth in the PSA.
“Customer Credit Payments” has the meaning set forth in Section 9.3 of this Agreement.
“Customer Credit Support” means the credit support provided by Customer to Company in the form of a Customer Parent Guaranty or Letter of Credit (or combination thereof) to support all of Customer’s payment obligations due and owing under this Agreement, as required pursuant to Section 11.
“Customer Event of Default” has the meaning set forth in Section 9.1 of this Agreement.
“Customer LC Proceeds” has the meaning set forth in Section 11.2.1 of this Agreement.
“Customer Parent Guarantor” has the meaning set forth in Section 11.1 of this Agreement.

“Customer Parent Guaranty” has the meaning set forth in Section 11.1 of this Agreement.
“Data Center Location” has the meaning set forth in paragraph A of the Recitals to this Agreement.
“Demand Response Agreement” has the meaning set forth in paragraph A of the Recitals to this Agreement.
“Disclosing Party” has the meaning set forth in Section 12.1 of this Agreement.
“Dispute” has the meaning set forth in Section 15.1 of this Agreement.
“Effective Date” has the meaning set forth in Section 2.2 of this Agreement.
“Electric Service” has the meaning set forth in the PSA.
“Energy” has the meaning ascribed to that term in the MISO Tariff.
“Excusable Event” means any of the following events or circumstances: (i) supply chain disruptions and delays not attributable to the fault of Company; (ii) to the extent not within the reasonable control of Company or a result of Company’s failure to perform its obligations under this Agreement, delays or other impacts to Company’s or Customer’s ability to perform here under which arise from the actions or inactions of the Transmission Owner, MISO, Commission or any other regulatory body governing the generation or transmission of Electric Service or energy, or (iii) any delays otherwise excused pursuant to Company’s Rate Book, as amended, as applicable.
“Expected Commercial Operation Date” means the date set forth the Clean Capacity Project Portfolio Matrix or Renewable Portfolio Matrix, as applicable, for each Clean Capacity Project or Renewable Energy Project, as applicable.
“Facility” has the meaning set forth in paragraph A of the Recitals to this Agreement.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“Financing Party” means any lender providing debt or equity financing to Company in connection with its use of the Facilities.
“Force Majeure Event” means any event or circumstance, or combination of events or circumstances, arising after the Contract Date that wholly or partly prevents or delays a Party from performing any obligation under this Agreement or wholly or partly prevents or delays a Project Party from performing any obligation under a Clean Capacity Project Agreement or Renewable Energy Project Agreement, in either case, but only if and to the extent:

(a)    such event or circumstance, or combination of events or circumstances, is not within the reasonable control of the Party or Project Party, as applicable;
(b)    The Party or Project Party, as applicable, has used reasonably diligent efforts in taking precautions and measures to (i) avoid the effect of such event or circumstance, or combination of events or circumstances, on the Party or Project Party, as applicable, and (ii) mitigate the consequences thereof;
(c)    such event or circumstance, or combination of events or circumstances, does not result from the failure of the Party or Project Party, as applicable, to perform any of its obligations under this Agreement or the applicable Clean Capacity Project Agreement or Renewable Energy Project Agreement, as the case may be; and
(d)    such event or circumstance, or combination of events or circumstances, could not have been (i) reasonably anticipated or (ii) avoided by the exercise of reasonable diligence and care.
A “Force Majeure Event” shall include, without limitation, the following; provided, that such event, circumstance, or combination of events or circumstances, meets all of the requirements in clauses (a)-(d) of the immediately preceding sentence: expropriation; invasion; drought, landslide, tornado, hurricane, tsunami, flood, lightning, earthquake, and other acts of God; fire; explosion; plague, epidemic and/or pandemic; invasion, acts of terrorism, war (declared or undeclared), or other armed conflict; riot, revolution, insurrection, or similar civil disturbance or commotion; acts of the public enemy; perils of sea; blockade; port closure; sabotage or vandalism; except as set forth in the next sentence below, strikes and other labor disputes (including collective bargaining disputes and lockouts) involving a Party (or Project Party) and not directed exclusively at such Party (or Project Party); material physical damage caused by third parties; transportation accidents; delays in transportation (not attributable to the fault of Company or Project Party, as applicable, or resulting from another Force Majeure Event), including delays due to closure of roads or other transportation route by Governmental Authorities or otherwise due to a Force Majeure Event; embargoes; or other acts or omissions of a Governmental Authority (other than such acts or omissions in response to acts or omissions of the affected Party (or Project Party)), and a Force Majeure declared by a subcontractor to this Agreement that meets the requirements of clauses (a)-(d).
“Governmental Authority” means any federal, state, local, municipal, or other governmental, regulatory, administrative, quasi-governmental, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission authority, body or entity, or any political subdivision thereof, including MISO or its successor, having legal jurisdiction over the matter or person in question.
“Impacted Project” has the meaning set forth in Section 6.5 of this Agreement.
“Incentive RECs” means incentive RECs granted under sections 39(2)(a)-(e), as applicable, of the Act.

“Indicative Clean Capacity Portfolio” means the portfolio set forth in Exhibit F, or as otherwise revised by the Parties in accordance with Section 3.1.10 of this Agreement.
“Indicative Renewable Portfolio” means the portfolio set forth in Exhibit F, or as otherwise revised by the Parties in accordance with this Agreement.
“Initial Term” has the meaning set forth in the PSA.
“Installed Capacity” means, for each Clean Capacity Project or Renewable Energy Project, the actual or expected nameplate capacity of such project expressed in MW as the rate at which such project can deliver electric energy to its point of interconnection with the MISO system, as set forth in the Clean Capacity Project Portfolio Matrix or Renewable Portfolio Matrix, as applicable, for such project.
“Law” or “Laws” means all laws, treaties, ordinances, statutes, judgments, decrees, injunctions, writs, orders, rules, regulations, tariffs, interpretations, open-access transmission tariffs, and permits of any Governmental Authority having jurisdiction of the transmission of electricity, performance of the work, all and each document, instrument and agreement delivered hereunder or in connection herewith, health and safety, or the environmental condition of the locations of the Clean Capacity Projects and Renewable Energy Projects in the Clean Capacity Project Portfolio and Renewable Portfolio, as applicable, or Customer’s facilities.
“Letter of Credit” means an irrevocable stand-by letter of credit, in a form agreed to by Company in writing, provided by Customer pursuant to Section 11 and issued by a Qualified Issuer.
“Letter of Credit Default” means, with respect to a Letter of Credit, the occurrence of any of the following events: (a) the Qualified Issuer that has issued such Letter of Credit (i) becomes subject to any insolvency or Bankruptcy event, (ii) fails to comply with or perform its obligations under such Letter of Credit if such failure shall be continuing after notice thereof and the lapse of any applicable grace period or (iii) disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of such Letter of Credit; (b) such Letter of Credit ceases to be in full force and effect during the period required by this Agreement; or (c) the issuer of such Letter of Credit ceases to meet the qualifications of a Qualified Issuer.
“Levelized Weighted Renewable Portfolio Cost” means the levelized weighted average cost of the Renewable Energy Projects in the Renewable Portfolio, which shall be determined by dividing the net present value of the Renewable Energy Project Revenue Requirement for all Renewable Energy Projects in the Renewable Portfolio by the net present value of the forecasted generation of each Renewable Energy Project in the Renewable Portfolio. For the purposes of calculating the Levelized Weighted Renewable Portfolio Cost, the Renewable Energy Project Revenue Requirement and the forecasted generation for each Renewable Energy Project in the Renewable Portfolio shall be calculated over a technical useful life of thirty-five (35) years and not over the cost recovery period of the Renewable Energy Project. For any Renewable Energy Project with less than thirty-five (35) years of technical useful life remaining, the Renewable Energy Project Revenue Requirement and forecasted generation shall be calculated over the remaining useful life from such project's Commercial Operation Date. A sample calculation of the Levelized Weighted Renewable Portfolio Cost is illustrated in Exhibit G.
“Line Extension Agreement” has the meaning set forth in paragraph A of the Recitals to this Agreement.
“Long Duration Energy Storage Project” means a utility-scale battery system or other energy storage system engineered to discharge electricity continuously for a duration of at least eight (8) hours at its full rated power capacity.
“Meet and Confer Request” has the meaning set forth in Section 2.4.2 of this Agreement.
“MISO” means Midcontinent Independent System Operator, Inc.
“MISO Cost of New Entry” has the meaning ascribed to that term in the MISO Tariff.
“MISO Day-Ahead Energy and Operating Reserve Market” has the meaning ascribed to that term in the MISO Tariff.
“MISO FRAP Submission Deadline” means the date when Company must submit a Fixed Resource Adequacy Plan (“FRAP”) to MISO pursuant to MISO Tariff Section 69A.9(a).
“MISO Module E-1 Capacity Tracking Tool” or “MECT” means the title tracking and registration tool administered by MISO pursuant to MISO Tariff Section 69A.2 to enable market participants and load serving entities to meet their resource adequacy obligations.
“MISO Net Cost of New Entry” has the meaning ascribed to that term in the MISO Tariff.
“MISO Planning Reserve Margin” has the meaning ascribed to that term in the MISO Tariff.
“MISO Planning Resource Auction” has the meaning ascribed to the term “Planning Resource Auction” in the MISO Tariff and shall include any successor term and mechanism used by MISO to purchase and sell capacity.
“MISO Real-Time Energy and Operating Reserve Market” has the meaning ascribed to that term in the MISO Tariff.
“MISO Tariff” means the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.
“Notice” has the meaning set forth in Section 17.2 of this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.
“Party” has the meaning set forth in the preamble to this Agreement.
“Project Party” means, in connection with the development, construction, lease, utilization, purchase, ownership, operation or maintenance of a Clean Capacity Project or Renewable Energy Project, as applicable, Company or any counterparty to a Clean Capacity Project Agreement or Renewable Energy Project Agreement, as applicable or any of Company’s or such counterparty’s respective Affiliates, contractors, subcontractors or suppliers. For the avoidance of doubt Customer, (i) as counterparty to Company for the transfer of Zonal Resource Credits under this Agreement, and/or (ii) as counterparty to a Supplemental Agreement, in either case, shall be deemed a Project Party for purposes of this Agreement and any Related Agreement.
“Prudent Industry Practice” means the practices, methods and acts engaged in or approved by regulated electric utilities in the United States, that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected by a reasonably prudent business company of established reputation in the regulated electric utility industry to accomplish the desired result in a manner consistent with applicable Laws, regulations, codes, standards, equipment manufacturers’ recommendations, reliability, safety, environmental protection, economy and expedition. Prudent Industry Practice is a range of reasonable practices and does not necessarily mean the highest standard in the industry. For the avoidance of doubt, any practices, methods and/or acts approved by the Commission or as set forth in Company’s Rate Book shall be deemed “Prudent Industry Practice.”
“PSA” has the meaning set forth in the Recitals to this Agreement.
“Qualified Issuer” means a commercial bank or trust company organized under the Laws of the United States or a political subdivision thereof or validly existing in the country of its organization that is registered to do business in the United States and has a branch office located in the United States, with (A) a Credit Rating of at least (x) “A-” by S&P or (y) “A3” by Moody’s at any point in time and (B) a net worth of at least Ten Billion Dollars ($10,000,000,000) at the time of issuance of a Letter of Credit.
“Qualified REC Tracking System” means the Midwest Renewable Energy Tracking System, and any other renewable energy tracking system agreed upon by the Parties.
“Rate Schedule” means Schedule D11 and may be changed in accordance with Section 5.1 of the PSA.
“REC Quantity” means for each calendar year during the Term, an amount (expressed in MWh) equal to the net electric energy generation from all Renewable Energy Projects in the Renewable Portfolio.
“Recipient” has the meaning set forth in Section 12.1 of this Agreement.

“Related Agreement” means (a) the PSA, (b) the Line Extension Agreement, (c) the Demand Response Agreement, and (d) any Supplemental Agreement.
“Related Agreement Completion Date” means the latest date on which the Parties execute: (a) the PSA, (b) the Line Extension Agreement, and (c) the Demand Response Agreement.
“Relief Event” means a Force Majeure Event, Change in Law or Excusable Event.
“Relief Event Cost Cap” has the meaning set forth in Section 6.5.3 of this Agreement.
“Relief Event Costs” has the meaning set forth in Section 6.5 of this Agreement.
“Relief Event Notice” has the meaning set forth in Section 6.5 of this Agreement.
“Renewable Capacity Credits” means, for each Renewable Energy Project in the Renewable Portfolio and for the relevant billing period: (a) the number of Zonal Resource Credits assigned to the Renewable Energy Project in the MISO Planning Resource Auction for the applicable Zone, multiplied by (b) the sum of: (i) (x) the Adjusted Capacity Credit Rate multiplied by (y) the ratio of the monthly on-peak billing demand, divided by (z) the Customer Committed Capacity Ramp (as set forth in Exhibit B-1 of the PSA) and (ii) (x) the MISO Net Cost of New Entry for the applicable Zone, multiplied by (y) one (1), minus (z) the ratio of the monthly on-peak billing demand divided by the Customer Committed Capacity Ramp. The sum of the Renewable Capacity Credits for each Renewable Energy Project in the Renewable Portfolio may not exceed the sum of the Renewable Capacity Market Revenues for the relevant billing period. In the case where the sum of Renewable Capacity Credits received by Company from MISO in connection with a Renewable Energy Project in the Renewable Portfolio exceeds the total Renewable Capacity Market Revenues received by Company from MISO in connection with such project, the sum of the Renewable Capacity Credits for such Renewable Energy Project shall be equal to the sum of the Renewable Capacity Market Revenues received by Company from MISO in connection with such project.
“Renewable Capacity Market Revenues” means, for each Renewable Energy Project in the Renewable Portfolio, all actual, incremental net revenue received by Company or its Affiliates from MISO as a result of the participation of such Renewable Energy Project in the MISO Planning Resource Auction as a “Self-Scheduled Resource”. For the avoidance of doubt, for any Renewable Energy Project that is co-located with a project that is not in the Renewable Portfolio, the Renewable Capacity Market Revenues shall be estimated by Company to equal the incremental net revenue collected by Company in excess of the revenue Company would have otherwise collected from such co-located project’s participation in the MISO Planning Resource Auction.
“Renewable Cost Target” has the meaning set forth in Section 4.1.10.1 of this Agreement.

“Renewable Energy Credits” or “RECs” means a credit granted pursuant to Section 39 of the Act and transferrable to DTE pursuant to Section 41 of the Act that represents generated renewable energy. To the extent generated by any Renewable Energy Project, RECs will include Incentive RECs.
“Renewable Energy Project” means a Company owned and operated utility-scale solar photovoltaic or wind energy project that complies with the requirements of the Act and qualifies for Renewable Energy Credits.
“Renewable Energy Project Agreement” has the meaning set forth in Section 4.1.1 of this Agreement.
“Renewable Energy Project Agreement Filing” has the meaning set forth in Section 4.1.2 of this Agreement.
“Renewable Energy Project Billing Period Charge” has the meaning set forth in the Renewable Portfolio Matrix.
“Renewable Energy Project Reconciliation” has the meaning set forth in Section 4.2.2 of this Agreement.
“Renewable Energy Project Revenue Requirement” means, with respect to a Renewable Energy Project, the cost to Company (including Company’s Commission authorized rate of return, and any financial incentives authorized by MCL 460.1028) of developing, procuring, constructing, leasing, utilizing, and/or purchasing such project, including reasonable contingencies and acquisition and transaction costs, as well as the cost of operating such project over its projected Cost Recovery Period, each as reasonably determined by Company in a commercially reasonable manner.
“Renewable Generation Credits” means, for each Renewable Energy Project in the Renewable Portfolio and for the relevant billing period, the product of: (i) the generation of the Renewable Energy Project, multiplied by (ii) the weighted average of the on and off peak values of the Power Supply, Non-Capacity Energy Charges as set forth in Customer’s applicable Rate Schedule in effect as of such billing period, calculated as follows: (A) the sum of: (1)(I) the on-peak “Energy Charge”, multiplied by (II) the number of on-peak hours in the applicable billing period, and (2)(I) the off-peak Energy Charge, multiplied by (II) the number of off-peak hours in the applicable billing period, divided by (B) the total number of hours in the applicable billing period. The sum of the Renewable Generation Credits for each Renewable Energy Project in the Renewable Portfolio may not exceed the sum of the Renewable Generation Market Revenues for the relevant billing period. In the case where the sum of Renewable Generation Credits for a Renewable Energy Project in the Renewable Portfolio exceeds the total Renewable Generation Market Revenues received by Company from MISO in connection with such project, the sum of the Renewable Generation Credits for such Renewable Energy Project shall be equal to the sum of the Renewable Generation Market Revenues.
“Renewable Generation Market Revenues” means all actual, incremental net revenues received by Company or its Affiliates from MISO as a result of the participation of each Renewable Energy Project in the Renewable Portfolio in the MISO Day-Ahead Energy and Operating Reserve Market and/or the MISO Real-Time Energy and Operating Reserve Market.

“Renewable Portfolio” has the meaning set forth in Section 4.1.3 of this Agreement.
“Renewable Portfolio Matrix” has the meaning set forth in Section 4.1.3 of this Agreement.
“Renewable Portfolio RECs” has the meaning set forth in paragraph C of the Recitals to this Agreement.
“Renewable Portfolio Revenue Requirement” means the sum of the Renewable Energy Project Revenue Requirement for each year for all Renewable Energy Projects that have achieved commercial operation and have not yet achieved the end of their Cost Recovery Period.
“REP Recovery Amount” has the meaning set forth in Section 4.1.5 of this Agreement.
“Replacement ZRC Price” means the higher of: (A) the sum of: (i) the “Zone 7 Auction Clearing Price” in dollars per MW-day (as determined by MISO) for the applicable Seasonal Accreditation Period plus (ii) the MISO Net Cost of New Entry applicable to Zone 7 in dollars per MW-day, and (B) (i) three (3) multiplied by (ii) the MISO Net Cost of New Entry applicable to Zone 7 in dollars per MW-day.
“Representatives” has the meaning set forth in Section 12.2 of this Agreement.
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“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (a) any person listed in any sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such person or persons or acting for or on behalf of such person or persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.
“Schedule D11” means Primary Supply Rate Schedule No. D11, as published in Company’s Rate Book and approved by the Commission as of the Contract Date, which is subject to change from time to time by order issued by the Commission.

“Seasonal Accreditation Period” means a given Season, as such term is defined in MISO Tariff Section 1.S, in a Planning Year, as such term is defined in MISO Tariff Section 1.P.
“Self-Scheduled Resource” has the meaning ascribed to that term in the MISO Tariff.
“Settlement” has the meaning set forth in paragraph C of the Recitals to this Agreement.
“Standard & Poor’s” or “S&P” means S&P Global Ratings or its successor.
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“Supplemental Agreement” means any agreement entered into between the Parties following the Contract Date in connection with: (i) another Related Agreement, (ii) providing electric capacity and/or energy to Customer’s Facility or (iii) the construction of facilities to allow for provision of Electric Service to Customer.
“Term” has the meaning set forth in Section 1 of this Agreement.
“Termination Payment” has the meaning set forth in Section 9.3 of this Agreement.
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“Transmission Owner” means ITC Holdings Corporation and its Affiliates.
“Zonal Resource Credits” or “ZRCs” has the meaning ascribed to that term in the MISO Tariff.
“ZRC Delivery Term” means the period that commences on June 1, 2028 and ends on May 31, 2033.
“ZRC Product” means MISO Zone 7 Zonal Resource Credits in an amount equal to 300MW.
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“ZRC Tracking System” means the MECT, or any successor system.

Exhibit B-1
Form of Clean Capacity Project Portfolio Matrix

Clean Capacity Project Detail (one for each project in Clean Capacity Project Portfolio):
Clean Capacity Project:
Installed Capacity (MW):
Expected Commercial Operation Date:
Cost Recovery Period:
Clean Capacity Project Revenue Requirement:

Year	(a) Number of Billing Periods	(b) Clean Capacity Project Revenue Requirement ($)	(c) = (b)/(a) Clean Capacity Project Billing Period Charge ($)

Clean Capacity Project Portfolio Revenue Requirement
Total Clean Capacity Portfolio Installed Capacity (MW):
Clean Capacity Project Portfolio Revenue Requirement:

Year	(a) Clean Capacity Project Portfolio Revenue Requirement ($)

Exhibit B-2
Form of Renewable Portfolio Matrix

Renewable Energy Project Detail (one for each project in Renewable Portfolio):
Renewable Energy Project:
Installed Capacity (MW):
Expected Commercial Operation Date:
Cost Recovery Period:
Renewable Energy Project Revenue Requirement:

Year	(a) Number of Billing Periods	(b) Renewable Energy Project Revenue Requirement ($)	(c) = (b)/(a) Renewable Energy Project Billing Period Charge ($)

Renewable Portfolio Revenue Requirement
Total Renewable Portfolio Installed Capacity (MW):
Renewable Portfolio Revenue Requirement:

Year	(a) Renewable Portfolio Revenue Requirement ($)

Exhibit C
Form of Customer Parent Guaranty
GUARANTY
[* * *]

Schedule 1
[* * *]

Exhibit D – Sample Invoices

[* * *]

Exhibit E – Sample Termination Payment Calculation

[* * *]

Exhibit F

Indicative Clean Capacity Portfolio

Resource Type	Installed Capacity (MW)	Cost Cap ($/kW-month)
4-Hour Energy Storage Projects	Up to 425	[* * *]
Long Duration Energy Storage Projects	Up to 55	[* * *]

Indicative Renewable Portfolio

Resource Type	MW Amount
Renewable Energy Projects	Up to 1,600

Exhibit G

Levelized Weighted Renewable Portfolio Cost

[* * *]